UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2010

Affinia Group Intermediate Holdings Inc.

(Exact name of Registrant as specified in its charter)

Delaware	333-128166-10	34-2022081
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1101 Technology Drive, Ann Arbor, Michigan		48108
(Address of principal executive offices)		(Zip Code)

(734) 827-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Option Exchange Program

On August 25, 2010, Affinia Group Holdings Inc. (“Holdings”), the direct parent of Affinia Group Intermediate Holdings Inc. (the “Company”), commenced an offer to certain eligible optionholders to exchange their existing options to purchase shares of Holdings common stock for restricted stock unit awards (the “RSUs”) with new vesting terms (the “Option Exchange”). As part of a review of the Company’s executive compensation and employee benefit arrangements on behalf of and under the supervision of the boards of directors of the Company and Holdings, and in light of the economic conditions in which the Company operates, it was determined that offering the RSUs may be better suited than the existing options to meet the Company’s objectives to motivate, retain and reward the eligible optionholders.

Any RSUs granted in connection with the Option Exchange will be governed by the Affinia Group Holdings Inc. 2005 Stock Incentive Plan (the “2005 Stock Plan”) and a new Restricted Stock Unit Award Agreement. In addition, any shares of Holdings common stock acquired upon vesting of the RSUs will be subject to (1) Holdings’ Management Stockholder’s Agreement (the “Stockholders Agreement”), which imposes restrictions on transfers of the shares of Holdings common stock and also provides for various put and call rights with respect to such shares, and which will be amended to implement certain clarifying changes in connection with the Option Exchange, and (2) Holdings’ Sale Participation Agreement (the “Sale Participation Agreement”), which will be amended and restated to clarify that the tag-along rights provided for therein will be applicable to shares of Holdings common stock acquired upon vesting of the RSUs. The current forms of the 2005 Stock Plan, Stockholders Agreement and Sale Participation Agreement have been previously filed by the Company with the SEC.

The RSUs will be subject to performance-based vesting restrictions, which will be modified from the existing performance and time-based vesting restrictions applicable to the currently outstanding options. The RSUs will generally vest if, on or prior to the date on which The Cypress Group L.L.C. and its affiliates (“Cypress”) cease to hold any remaining Holdings common stock, the RSU holder remains employed with Holdings through the date that either:

•

Cypress has received aggregate transaction proceeds in cash or marketable securities (not subject to escrow, lock-up, trading restrictions or claw-back) with respect to the disposition of more than 50% of its common equity interests in Holdings in an amount that represents a per-share equivalent value that is greater than or equal to two times the average per share price paid by Cypress for its aggregate common equity investment in Holdings; or

•	Holdings’ common stock trades on a public stock exchange at an average closing price of $225 (as adjusted for stock splits) over a 60 consecutive trading day period.

The RSUs will also vest if either of the performance conditions described above is met within one year (or in the case of our named executive officers for the period of their non-competition obligation, if longer) following a “qualifying termination” of the holder’s employment due to an involuntary termination by Holdings without cause or due to the holder’s death, disability or retirement.

Each RSU holder will continue to be subject to the Confidentiality, Non-Competition and Proprietary Information Agreement previously entered into between such holder and Holdings or its affiliates (or an employment agreement containing similar provisions). In the event an RSU holder breaches any of the restrictive covenants regarding confidentiality, proprietary information and a one-year period restricting competition and solicitation of the Company’s clients, customers or employees (or any provision concerning similar matters contained in an employment agreement or other agreement entered into by the RSU holder and Holdings or its affiliates), all outstanding RSUs will be forfeited immediately without consideration.

The deadline for the Option Exchange will be September 22, 2010, unless extended by Holdings. The completion of the Option Exchange is contingent upon eligible optionholders holding at least 70% of eligible options electing to participate in the Option Exchange and a number of other customary conditions. Subject to these conditions, the Option Exchange is expected to be completed in October 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Affinia Group Intermediate Holdings Inc.

Date: August 31, 2010	/S/ STEVEN E. KELLER
Steven E. Keller
General Counsel

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